Exhibit 99.1

First Western Reports Third Quarter 2022 Financial Results

Third Quarter 2022 Summary

●	Net income available to common shareholders of $6.2 million in Q3 2022, compared to $4.5 million in Q2 2022 and $6.4 million in Q3 2021
●	Diluted EPS of $0.64 in Q3 2022, compared to $0.46 in Q2 2022 and $0.78 in Q3 2021
●	Pre-tax, pre-provision net income(1) of $10.0 million in Q3 2022, compared to $6.5 million in Q2 2022 and $8.9 million in Q3 2021
●	Total income before non-interest expense of $27.5 million in Q3 2022, compared to $26.6 million in Q2 2022 and $24.9 million in Q3 2021
●	Total loans held for investment increased at annualized rate of 38.1% in Q3 2022
●	Book value per common share increased to $24.74, or 2.8%, from $24.06 as of Q2 2022, and was up 13.1% from $21.88 as of Q3 2021

Denver, Colo., October 20, 2022 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the third quarter ended September 30, 2022.

Net income available to common shareholders was $6.2 million, or $0.64 per diluted share, for the third quarter of 2022. This compares to $4.5 million, or $0.46 per diluted share, for the second quarter of 2022, and $6.4 million, or $0.78 per diluted share, for the third quarter of 2021.

Scott C. Wylie, CEO of First Western, commented, “We continue to see healthy economic conditions and loan demand throughout our markets, resulting in another quarter of strong, well balanced loan growth. We had increases in most of our major portfolios and total annualized loan growth of 38% in the quarter. With the strong growth we are generating in net interest income through the increase in our loan portfolio and the higher net interest margin we are now producing, we delivered a significant increase in earnings and our level of returns compared to the prior quarter, as well as further growth in book value and tangible book value per share.

“Although we have not yet seen a material slowdown in economic activity in our markets, given our conservative approach, we are making adjustments in our underwriting and loan pricing to reflect the potential for weakening economic conditions. As a result, it is likely that our loan growth moderates from the high level we experienced through the first nine months of the year. Even with this more cautious approach, we believe we are well positioned to still generate significant loan growth and continue delivering strong financial results for our shareholders, while maintaining exceptional asset quality and high levels of capital,” said Mr. Wylie.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2022	2022	2021
Earnings Summary
Net interest income	$22,797	$20,138	$14,846
Provision for loan losses	1,756	519	406
Total non-interest income	6,454	6,940	10,492
Total non-interest expense	19,260	20,583	16,466
Income before income taxes	8,235	5,976	8,466
Income tax expense	2,014	1,494	2,049
Net income available to common shareholders	6,221	4,482	6,417
Adjusted net income available to common shareholders(1)	6,337	4,742	6,669
Basic earnings per common share	0.66	0.47	0.80
Adjusted basic earnings per common share(1)	0.67	0.50	0.84
Diluted earnings per common share	0.64	0.46	0.78
Adjusted diluted earnings per common share(1)	0.66	0.49	0.81

Return on average assets (annualized)	0.97%	0.71%	1.27%
Adjusted return on average assets (annualized)(1)	0.99	0.75	1.32
Return on average shareholders' equity (annualized)	10.70	7.89	14.88
Adjusted return on average shareholders' equity (annualized)(1)	10.90	8.35	15.46
Return on tangible common equity (annualized)(1)	12.28	9.16	17.01
Adjusted return on tangible common equity (annualized)(1)	12.51	9.69	17.68
Net interest margin	3.75	3.35	3.14
Efficiency ratio(1)	64.94	74.85	63.65

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Third Quarter 2022

Revenue

Gross revenue (1) was $29.3 million for the third quarter of 2022, an increase of 8.8% from $26.9 million for the second quarter of 2022, primarily driven by an increase in average loan balances and an increase in net interest margin. Relative to the third quarter of 2021, gross revenue increased 15.6% from $25.3 million for the third quarter of 2021, primarily driven by growth in interest-earning assets and an increase in net interest margin.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Net Interest Income

Net interest income for the third quarter of 2022 was $22.8 million, an increase of 13.2% from $20.1 million in the second quarter of 2022. The increase was due to higher average loan balances and an increase in net interest margin.

Relative to the third quarter of 2021, net interest income increased 53.6% from $14.8 million. The year-over-year increase in net interest income was due to an increase in net interest margin attributable to the higher rate environment and increased average interest-earning assets. The increase in average interest-earning assets was driven by growth in average loans of $648.5 million compared to September 30, 2021, resulting from organic loan growth and the Teton Financial Services, Inc. (“Teton”) acquisition.

Net Interest Margin

Net interest margin for the third quarter of 2022 increased 40 bps to 3.75% from 3.35% reported in the second quarter of 2022, primarily due to higher yields on interest-earning assets and a more favorable mix of earning assets.

The yield on interest-earning assets increased to 4.37% in the third quarter of 2022 from 3.60% in the second quarter of 2022 and the cost of interest-bearing deposits increased to 0.73% in the third quarter of 2022, from 0.29% in the second quarter of 2022.

Relative to the third quarter of 2021, net interest margin increased from 3.14%, primarily due to increased yields attributable to the rising rate environment and higher average loan balances, as a result of strong organic loan growth and the Teton acquisition.

Non-interest Income

Non-interest income for the third quarter of 2022 was $6.5 million, a decrease of 7.0% from $6.9 million in the second quarter of 2022. This was primarily due to a $0.3 million decrease in net gain on mortgage loans due to a reduction in the amount of mortgage loans originated for sale, a $0.2 million decrease in unrealized gain recognized on equity securities, and a $0.1 million decrease in trust and investment management fees, which were negatively impacted by lower equity and fixed income market valuations.

Relative to the third quarter of 2021, non-interest income decreased 38.5% from $10.5 million. The decrease was primarily due to lower mortgage segment activity as higher interest rates drove declines in both refinance and purchase volume.

Non-interest Expense

Non-interest expense for the third quarter of 2022 was $19.3 million, a decrease of 6.4% from $20.6 million in the second quarter of 2022. The decrease was primarily due to a decline in salaries and employment benefits driven by higher deferred loan costs, lower incentive compensation, and a decline in health insurance and payroll taxes.

Relative to the third quarter of 2021, non-interest expense increased 17.0% from $16.5 million. The increase is primarily due to the addition of Teton’s operations at the end of 2021 which increased salary and benefits as well as occupancy expenses.

The impact of the mergers and acquisition activity is as follows (in thousands):

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Adjusted Net Income Available to Common Shareholders(1)
Net income available to common shareholders	$6,221	$4,482	$6,417
Plus: acquisition related expenses
Salaries and employee benefits	98	152	—
Professional services	90	274	332
Data processing(2)	(96)	(93)	—
Technology and information systems	1	4	—
Marketing	7	5	—
Other	54	5	—
Less: income tax impact	38	87	80
Adjusted net income available to shareholders(1)	$6,337	$4,742	$6,669

Adjusted Diluted Earnings Per Share(1)
Diluted earnings per share	$0.64	$0.46	$0.78
Plus: acquisition related expenses net of income tax impact	0.02	0.03	0.03
Adjusted diluted earnings per share(1)	$0.66	$0.49	$0.81

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Represents reduced contract termination fees from the system conversion.

The Company’s efficiency ratio(1) was 64.9% in the third quarter of 2022, compared with 74.9% in the second quarter of 2022 and 63.7% in the third quarter of 2021.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Income Taxes

The Company recorded income tax expense of $2.0 million for the third quarter of 2022, representing an effective tax rate of 24.5%, compared to 25.0% for the second quarter of 2022.

Loans

Total loans held for investment were $2.35 billion as of September 30, 2022, an increase of 9.5% from $2.15 billion as of June 30, 2022, and an increase of 46.9% from $1.60 billion as of September 30, 2021. The increase in total loans held for investment from June 30, 2022 was attributable to loan growth distributed amongst our residential mortgage, construction and development, commercial and industrial, and commercial real estate portfolios. The increase in total loans held for investment from September 30, 2021 was attributable to loan growth distributed amongst our residential mortgage, construction and development, commercial and industrial, and commercial real estate portfolios and loans added through the Teton acquisition.

Deposits

Total deposits remained flat for the third quarter of 2022, at $2.17 billion, compared to June 30, 2022. Relative to the third quarter of 2021, total deposits increased 21.6% from $1.78 billion as of September 30, 2021, driven primarily by deposits added through the Teton acquisition.

Borrowings

Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $273.2 million as of September 30, 2022, an increase of $186.0 million from $87.2 million as of June 30, 2022, and an increase of $214.7 million from $58.6 million as of September 30, 2021. The increase from both prior periods was primarily driven by additional FHLB borrowings to support the strong loan growth in the third quarter of 2022.

Assets Under Management

Total assets under management (“AUM”) decreased by $359.2 million during the third quarter to $5.92 billion as of September 30, 2022, compared to $6.28 billion as of June 30, 2022. This decrease was primarily attributable to unfavorable market conditions resulting in a decrease in the value of AUM balances. Total AUM decreased by $987.5 million compared to September 30, 2021 from $6.91 billion, which was primarily attributable to unfavorable market conditions throughout 2022 resulting in a decrease in the value of AUM balances.

Credit Quality

Non-performing assets totaled $3.9 million, or 0.14% of total assets, as of September 30, 2022, compared to $4.3 million, or 0.17% of total assets, as of June 30, 2022 and $4.4 million, or 0.21% of total assets, as of September 30, 2021. The reduction in non-performing assets from the end of the prior quarter is due to the sale of an other real estate owned property of $0.2 million and a net reduction in impaired loans of $0.2 million.

The Company recorded a provision of $1.8 million in the third quarter of 2022, compared to a provision of $0.5 million in the second quarter of 2022 and $0.4 million in the third quarter of 2021. The provision recorded in the third quarter of 2022 represented general provisioning consistent with growth of the bank originated loan portfolio, and changes in the portfolio mix.

Capital

As of September 30, 2022, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of September 30, 2022, the Bank was classified as “well capitalized,” as summarized in the following table:

September 30,
2022
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.54%
Common Equity Tier 1 ("CET1") to risk-weighted assets	9.54
Total capital to risk-weighted assets	11.84
Tier 1 capital to average assets	8.18

Bank Capital
Tier 1 capital to risk-weighted assets	10.32
CET1 to risk-weighted assets	10.32
Total capital to risk-weighted assets	11.09
Tier 1 capital to average assets	8.84

Book value per common share increased 2.8% from $24.06 as of June 30, 2022 to $24.74 as of September 30, 2022, and was up 13.1% from $21.88 as of September 30, 2021.

Tangible book value per common share (1) increased 3.4% from $20.65 as of June 30, 2022 to $21.35 as of September 30, 2022, and was up 13.3% from $18.85 as of September 30, 2021.

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, October 21, 2022. Telephone access: https://register.vevent.com/register/BI8dd29036914947f9a28fcabff9f4af72

A slide presentation relating to the third quarter 2022 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Allowance for Loan Losses to Bank Originated Loans Excluding PPP,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Basic Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and its effects; integration risks and projected cost savings in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for loan losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2022 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share amounts)	2022	2022	2021
Interest and dividend income:
Loans, including fees	$24,831	$20,318	$15,861
Loans accounted for under the fair value option	513	346	—
Investment securities	653	418	180
Interest-bearing deposits in other financial institutions	533	549	105
Total interest and dividend income	26,530	21,631	16,146

Interest expense:
Deposits	2,706	1,103	829
Other borrowed funds	1,027	390	471
Total interest expense	3,733	1,493	1,300
Net interest income	22,797	20,138	14,846
Less: provision for loan losses	1,756	519	406
Net interest income, after provision for loan losses	21,041	19,619	14,440

Non-interest income:
Trust and investment management fees	4,664	4,784	5,167
Net gain on mortgage loans	885	1,152	4,480
Bank fees	670	601	458
Risk management and insurance fees	115	83	301
Income on company-owned life insurance	88	87	89
Net (loss)/gain on loans accounted for under the fair value option	(134)	(155)	—
Unrealized gain/(loss) recognized on equity securities	75	299	(3)
Net gain/(loss) on equity interests	6	—	—
Other	85	89	—
Total non-interest income	6,454	6,940	10,492
Total income before non-interest expense	27,495	26,559	24,932

Non-interest expense:
Salaries and employee benefits	11,566	12,945	10,229
Occupancy and equipment	1,836	1,892	1,550
Professional services	2,316	2,027	1,660
Technology and information systems	1,172	1,076	945
Data processing	888	987	912
Marketing	403	428	397
Amortization of other intangible assets	77	77	5
Net (gain)/loss on assets held for sale	(1)	(2)	—
Net (gain)/loss on sale of other real estate owned	(41)	—	—
Other	1,044	1,153	768
Total non-interest expense	19,260	20,583	16,466
Income before income taxes	8,235	5,976	8,466
Income tax expense	2,014	1,494	2,049
Net income available to common shareholders	$6,221	$4,482	$6,417
Earnings per common share:
Basic	$0.66	$0.47	$0.80
Diluted	0.64	0.46	0.78

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	September 30,	June 30,	September 30,
(Dollars in thousands)	2022	2022	2021
Assets
Cash and cash equivalents:
Cash and due from banks	$8,308	$11,790	$2,829
Federal funds sold	—	385	—
Interest-bearing deposits in other financial institutions	156,940	159,431	307,406
Total cash and cash equivalents	165,248	171,606	310,235

Available-for-sale securities, at fair value	—	—	32,233
Held-to-maturity securities, at amortized cost (fair value of $78,624 and $84,742 as of September 30, 2022 and June 30, 2022, respectively)	84,257	87,029	—
Correspondent bank stock, at cost	12,783	4,352	1,772
Mortgage loans held for sale	12,743	26,202	51,309
Loans (includes $22,871, $21,477, and $0 measured at fair value, respectively)	2,351,322	2,146,394	1,603,050
Allowance for loan losses	(16,081)	(14,357)	(12,964)
Loans, net	2,335,241	2,132,037	1,590,086
Premises and equipment, net	24,668	24,236	6,344
Accrued interest receivable	8,451	7,884	6,306
Accounts receivable	5,947	5,192	5,500
Other receivables	2,868	4,575	1,553
Other real estate owned, net	187	378	—
Goodwill and other intangible assets, net	32,181	32,258	24,246
Deferred tax assets, net	6,849	7,662	5,926
Company-owned life insurance	16,064	15,976	15,715
Other assets	21,212	21,960	25,047
Assets held for sale	—	146	—
Total assets	$2,728,699	$2,541,493	$2,076,272

Liabilities
Deposits:
Noninterest-bearing	$662,055	$668,342	$596,635
Interest-bearing	1,505,392	1,501,656	1,185,664
Total deposits	2,167,447	2,169,998	1,782,299
Borrowings:
FHLB and Federal Reserve borrowings	273,225	87,223	58,564
Subordinated notes	32,584	32,553	39,010
Accrued interest payable	664	304	357
Other liabilities	19,917	23,391	20,913
Total liabilities	2,493,837	2,313,469	1,901,143

Shareholders' Equity
Total shareholders’ equity	234,862	228,024	175,129
Total liabilities and shareholders’ equity	$2,728,699	$2,541,493	$2,076,272

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	September 30,	June 30,	September 30,
(Dollars in thousands)	2022	2022	2021
Loan Portfolio
Cash, Securities, and Other(1)	$154,748	$180,738	$257,594
Consumer and Other(2)	50,429	47,855	36,243
Construction and Development	228,060	162,426	132,141
1-4 Family Residential	822,796	732,725	502,439
Non-Owner Occupied CRE	527,836	489,111	358,369
Owner Occupied CRE	220,075	224,597	167,638
Commercial and Industrial	350,954	312,696	148,959
Total loans held for investment	2,354,898	2,150,148	1,603,383
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net(3)	(3,576)	(3,754)	(333)
Gross loans	$2,351,322	$2,146,394	$1,603,050
Mortgage loans held for sale	$12,743	$26,202	$51,309

Deposit Portfolio
Money market deposit accounts	$1,010,846	$1,033,739	$905,196
Time deposits	186,680	147,623	137,015
Negotiable order of withdrawal accounts	277,225	287,195	137,833
Savings accounts	30,641	33,099	5,620
Total interest-bearing deposits	1,505,392	1,501,656	1,185,664
Noninterest-bearing accounts	662,055	668,342	596,635
Total deposits	$2,167,447	$2,169,998	$1,782,299

(1) Includes PPP loans of $7.7 million as of September 30, 2022, $10.7 million as of June 30, 2022, and $61.9 million as of September 30, 2021.

(2) Includes loans held for investment accounted for under fair value option of $22.6 million and $21.1 million as of September 30, 2022 and June 30, 2022, respectively.

(3) Includes fair value adjustments on loans held for investment accounted for under the fair value option.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2022	2022	2021
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$101,564	$320,656	$266,614
Federal funds sold	260	1,017	—
Investment securities	87,340	69,320	29,130
Loans	2,241,343	2,010,024	1,592,800
Interest-earning assets	2,430,507	2,401,017	1,888,544
Mortgage loans held for sale	11,535	19,452	54,717
Total interest-earning assets, plus mortgage loans held for sale	2,442,042	2,420,469	1,943,261
Allowance for loan losses	(14,981)	(13,257)	(12,740)
Noninterest-earning assets	131,381	119,857	92,901
Total assets	$2,558,442	$2,527,069	$2,023,422

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,480,288	$1,547,901	$1,160,433
FHLB and Federal Reserve borrowings	119,025	20,815	81,307
Subordinated notes	32,564	32,533	29,236
Total interest-bearing liabilities	1,631,877	1,601,249	1,270,976
Noninterest-bearing liabilities:
Noninterest-bearing deposits	673,949	679,531	562,569
Other liabilities	20,103	19,194	17,359
Total noninterest-bearing liabilities	694,052	698,725	579,928
Total shareholders’ equity	232,513	227,095	172,518
Total liabilities and shareholders’ equity	$2,558,442	$2,527,069	$2,023,422

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	2.08%	0.68%	0.16%
Investment securities	2.99	2.41	2.47
Loans	4.52	4.11	3.98
Interest-earning assets	4.37	3.60	3.42
Mortgage loans held for sale	5.44	4.71	2.97
Total interest-earning assets, plus mortgage loans held for sale	4.37	3.61	3.41
Interest-bearing deposits	0.73	0.29	0.29
FHLB and Federal Reserve borrowings	2.23	0.54	0.40
Subordinated notes	4.45	4.45	5.32
Total interest-bearing liabilities	0.92	0.37	0.41
Net interest margin	3.75	3.35	3.14
Net interest rate spread	3.45	3.23	3.01

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share amounts)	2022	2022	2021
Asset Quality
Non-performing loans	$3,744	$3,931	$4,358
Non-performing assets	3,931	4,309	4,358
Net charge-offs/(recoveries)	32	47	(6)
Non-performing loans to total loans	0.16%	0.18%	0.27%
Non-performing assets to total assets	0.14	0.17	0.21
Allowance for loan losses to non-performing loans	429.51	365.23	297.48
Allowance for loan losses to total loans	0.68	0.67	0.81
Allowance for loan losses to bank originated loans excluding PPP(1)	0.77	0.78	0.91
Net charge-offs to average loans(2)	0.00	0.00	0.00

Assets Under Management	$5,918,403	$6,277,588	$6,905,935

Market Data
Book value per share at period end	24.74	24.06	21.88
Tangible book value per common share(1)	21.35	20.65	18.85
Weighted average outstanding shares, basic	9,481,311	9,450,987	7,979,869
Weighted average outstanding shares, diluted	9,673,078	9,717,667	8,246,353
Shares outstanding at period end	9,492,006	9,478,710	8,002,874

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.54%	10.15%	10.66%
CET1 to risk-weighted assets	9.54	10.15	10.66
Total capital to risk-weighted assets	11.84	12.58	14.37
Tier 1 capital to average assets	8.18	8.00	7.86

Bank Capital
Tier 1 capital to risk-weighted assets	10.32	10.99	11.02
CET1 to risk-weighted assets	10.32	10.99	11.02
Total capital to risk-weighted assets	11.09	11.75	11.96
Tier 1 capital to average assets	8.84	8.65	8.11

(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Value results in an immaterial amount.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share amounts)	2022	2022	2021
Tangible Common
Total shareholders' equity	$234,862	$228,024	$175,129
Less: goodwill and other intangibles, net	32,181	32,258	24,246
Tangible common equity	$202,681	$195,766	$150,883

Common shares outstanding, end of period	9,492,006	9,478,710	8,002,874
Tangible common book value per share	$21.35	$20.65	$18.85
Net income available to common shareholders	6,221	4,482	6,417
Return on tangible common equity (annualized)	12.28%	9.16%	17.01%

Efficiency
Non-interest expense	$19,260	$20,583	$16,466
Less: amortization	77	77	5
Less: acquisition related expenses	154	347	332
Adjusted non-interest expense	$19,029	$20,159	$16,129

Total income before non-interest expense	$27,495	$26,559	$24,932
Less: unrealized gain/(loss) recognized on equity securities	75	299	(3)
Less: net gain/(loss) on loans accounted for under the fair value option	(134)	(155)	—
Less: net gain/(loss) on equity interests	6	—	—
Plus: provision for loan losses	1,756	519	406
Gross revenue	$29,304	$26,934	$25,341
Efficiency ratio	64.94%	74.85%	63.65%

Allowance to Bank Originated Loans Excluding PPP
Total loans held for investment	$2,354,898	$2,150,148	$1,603,383
Less: loans acquired	248,573	287,623	117,465
Less: bank originated PPP loans	6,905	9,053	61,838
Less: loans accounted for under fair value	22,648	21,149	—
Bank originated loans excluding PPP	$2,076,772	$1,832,323	$1,424,080

Allowance for loan losses	$16,081	$14,357	$12,964
Allowance for loan losses to bank originated loans excluding PPP	0.77%	0.78%	0.91%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share data)	2022	2022	2021
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$6,221	$4,482	$6,417
Plus: acquisition related expenses	154	347	332
Less: income tax impact	38	87	80
Adjusted net income available to shareholders	$6,337	$4,742	$6,669

Pre-Tax, Pre-Provision Net Income
Income before income taxes	$8,235	$5,976	$8,466
Plus: provision for loan losses	1,756	519	406
Pre-tax, pre-provision net income	$9,991	$6,495	$8,872

Adjusted Basic Earnings Per Share
Basic earnings per share	$0.66	$0.47	$0.80
Plus: acquisition related expenses net of income tax impact	0.01	0.03	0.04
Adjusted basic earnings per share	$0.67	$0.50	$0.84

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$0.64	$0.46	$0.78
Plus: acquisition related expenses net of income tax impact	0.02	0.03	0.03
Adjusted diluted earnings per share	$0.66	$0.49	$0.81

Adjusted Return on Average Assets (annualized)
Return on average assets	0.97%	0.71%	1.27%
Plus: acquisition related expenses net of income tax impact	0.02	0.04	0.05
Adjusted return on average assets	0.99%	0.75%	1.32%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	10.70%	7.89%	14.88%
Plus: acquisition related expenses net of income tax impact	0.20	0.46	0.58
Adjusted return on average shareholders' equity	10.90%	8.35%	15.46%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	12.28%	9.16%	17.01%
Plus: acquisition related expenses net of income tax impact	0.23	0.53	0.67
Adjusted return on tangible common equity	12.51%	9.69%	17.68%